SCHEDULE 14A INFORMATION

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Allergan, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

EXPLANATORY NOTE: The information set forth below supplements the Proxy Statement on Schedule 14A (the “Proxy Statement”) filed by Allergan, Inc. (“Allergan,” the “Company,” “we,” “our” or “us”) with the U.S. Securities and Exchange Commission on March 26, 2014. The Proxy Statement relates to the Annual Meeting of Allergan Stockholders to be held on May 6, 2014. The purpose of this supplemental filing is to provide additional disclosure related to: (1) the statements supporting the Board of Directors’ (the “Board”) recommendation “FOR” Proposal 4—Approve the Amendment and Restatement of Our Amended and Restated Certificate of Incorporation (the “Certificate”) to permit stockholders to act by written consent; and (2) clarify the roles and responsibilities of Allergan’s lead independent director, particularly in relation to the Board’s recommendation “AGAINST” Proposal 5—Independent Chairman, and the section labeled “Board Leadership Structure—Board Independence”.

Amendment and Restatement of the Certificate to Permit Stockholders to Act by Written Consent

As previously disclosed in the Proxy Statement, the Board is proposing the revisions to the Certificate that, while enabling stockholder action by written consent, provide procedural safeguards to ensure that a stockholder action by written consent does not occur without adequate notice, transparency to all stockholders, time, and the recommendations of the Company’s management and the Board. These procedural safeguards were established after engaging in outreach efforts to our stockholders during 2013 which, at the time of such outreach, represented approximately 41.7% of shares outstanding. With consideration given to the direct input from stockholders, the Board has proposed a procedural protection whereby stockholders are not entitled to act by written consent if an identical or similar item (“Similar Item”) has been presented at any meeting of stockholders held within one year of the Company’s receipt of such request. This protection is included to prevent the corporate waste caused by the serial submission of matters that have recently been decided by a vote of stockholders. To clarify the breadth of Similar Items, by way of example, the election of directors by written consent would be a Similar Item; however, the removal of directors by written consent would not be a Similar Item. The Company has proposed that the right to act by written consent, together with the procedural safeguards, be included in the Certificate to ensure enforceability under Delaware law. The Board believes that the proposed Certificate revisions provide stockholders with a meaningful right to act by written consent, while mitigating the risk that corporate action is taken without the Board’s knowledge and in the absence of deliberation or comment from our management or the Board.

Clarification of the Roles and Responsibilities of Our Lead Independent Director

As previously disclosed in the Proxy Statement, the Company’s lead independent director holds a critical role in assuring effective corporate governance and in managing the affairs of our Board. In addition to the primary responsibilities already disclosed, the Company’s lead independent director, Mr. Michael Gallagher, performs the following duties:

—

Mr. Gallagher serves as a liaison between the Chairman of the Board and the independent directors. Mr. Gallagher meets regularly and communicates directly with the independent directors—outside the presence of management—and reports any comments and concerns of the independent directors to Mr. David E.I. Pyott, Allergan’s Chairman of the Board and Chief Executive Officer.

—

Mr. Gallagher has an important role in establishing Board and Committee agendas, as well as determining what information is provided to the Board and its Committees. The Board and its Committees have discussed, and under Mr. Gallagher’s leadership, approved provisional annual agendas setting forth the cadence and topics of regular agenda items. Materials for regular meetings are typically distributed to the directors approximately ten (10) days in advance of each meeting to allow adequate preparation time. For matters that arise outside of the provisional agenda schedule, Mr. Gallagher ensures that the directors have an opportunity to review materials and discuss such matters, including through his direct contact with the Secretary.

—	Mr. Gallagher may call special meetings of the Board if necessary to discuss material topics that require attention outside of the regular meeting schedule.

—

Mr. Gallagher coordinates with the Chairman of the Board and the Secretary to ensure that sufficient meeting time is allocated to each agenda item. For matters that require additional attention, or in the event any director wishes to discuss a matter not on the agenda, each meeting of the Board and its Committees reserves time for “Other Business” during which time any directors may present additional topics for discussion.

—	Mr. Gallagher, like all of our directors, is available to each of our major stockholders for consultation and direct communication.